Exhibit B.4.4

                    AETNA LIFE INSURANCE AND ANNUITY COMPANY

                               FORM OF ENDORSEMENT


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                                Exhibit 99-B.4.4

                    AETNA LIFE INSURANCE AND ANNUITY COMPANY

                               FORM OF ENDORSEMENT

The following changes to the Contract (and Certificate, if applicable) are being made in order to reflect amendments to the Internal Revenue Code brought about by the ECONOMIC GROWTH AND TAX RELIEF RECONCILIATION ACT OF 2001, to the extent the Contract does not already contain appropriate language:

1. To the extent allowed by the Plan, this Contract shall accept any rollover contribution that is considered a rollover eligible amount in accordance with Code Section 402(c)(4) from an eligible retirement plan described in Code Section 402(c)(8)(B). If the Contract provides for the maintenance of individual Participant accounts, separate recordkeeping accounts shall be maintained under the Contract for each Participant for the portion of such contribution that would otherwise be includible in gross income and the portion of such contribution not otherwise includible in income (i.e., the before-tax and after-tax portions of such contribution).

2. If the Contract waives the imposition of surrender charges on distributions to individual Participants for separation from service or termination of employment, whichever is applicable under the Contract, then no such charges will be imposed upon a Participant's severance from employment. A "severance from employment" occurs where (i) a Participant ceases to be employed by the employer maintaining the Plan, and (ii) the distribution resulting from such cessation generates tax reporting to the Internal Revenue Service. A transfer of a Participant's account balance to another employer's retirement plan, other than a rollover or participant-initiated transfer, is not considered to result in a severance from employment for this purpose.

This Endorsement shall be effective January 1, 2002. In the event of any subsequent recodification of the Code Section references contained herein, this Endorsement shall be construed to refer to the original Code Section as recodified.

                                        President
                                        Aetna Life Insurance and Annuity Company

EEGTRRA-CORP(01)